Exhibit 99.1

There is a difference.
PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports Results for the Six Months Ended June 30, 2011

GEORGETOWN, MASSACHUSETTS, July 26, 2011 –
Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported a net loss for the three months ended June 30, 2011 of $20,000, or $.01 per basic and diluted share, compared to net income of $335,000, or $.13 per basic and diluted share, for the three months ended June 30, 2010. Net income for the six months ended June 30, 2011 was $312,000, or $.12 per basic and diluted share, compared to net income of $621,000, or $.24 per basic and diluted share, for the six months ended June 30, 2010.
Robert E. Balletto, President and Chief Executive Officer, said, “Operating results for the three and six months ended June 30, 2011 were negatively affected primarily by the charge-off of one, large, out-of-market, residential home equity loan. We believe this charge-off is not a reflection of a negative trend in our loan portfolio overall, as non-performing assets totaled .75% of total assets as of June 30, 2011 and remained below local and national averages. The Company continues to  generate strong financial performance relative to its peers, driven by increasing net interest margins and core deposits. As we continue to navigate through this difficult economic environment and period of regulatory uncertainty, we remain focused on building long-term shareholder value.”

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the	At or for the
	Six Months Ended	Year Ended
	June 30, 2011	December 31, 2010
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$200,926	$205,015
Cash and cash equivalents	6,780	3,298
Loans receivable, net	172,846	178,524
Allowance for loan losses	1,660	1,651
Investment securities (1)	9,150	10,421
Deposits	151,200	151,463
Borrowings	28,574	32,173

Total stockholders' equity	19,526	19,169
Stockholders' equity to total assets at end of period	9.72%	9.35%
Total shares outstanding	2,680,455	2,662,387

Asset Quality Data:
Total non-performing loans	$1,451	$253
Other real estate owned	53	53
Total non-performing assets	1,504	306
Non-performing loans to total loans	0.83%	0.14%
Non-performing assets to total assets	0.75%	0.15%
Allowance for loan losses to non-performing loans	114.40%	652.57%
Allowance for loan losses to total loans	0.95%	0.92%
Loans charged off	$744	$143
Recoveries on loans previously charged off	8	12

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,777	$2,806	$5,574	$5,500
Interest expense	646	872	1,316	1,736
Net interest income	2,131	1,934	4,258	3,764
Provision for loan losses	681	76	745	165
Net interest income after
provision for loan losses	1,450	1,858	3,513	3,599
Non-interest income	198	251	424	561
Non-interest expense	1,707	1,596	3,466	3,195
(Loss) income before income taxes	(59)	513	471	965
Income tax (benefit) provision	(39)	178	159	344
Net (loss) income	$(20)	$335	$312	$621

Net (loss) income per share: basic	$(0.01)	$0.13	$0.12	$0.24
Net (loss) income per share: diluted	$(0.01)	$0.13	$0.12	$0.24

Performance Ratios:
Return on average assets	-0.04%	0.64%	0.31%	0.60%
Return on average equity	-0.41%	7.40%	3.20%	6.93%
Interest rate spread	4.24%	3.63%	4.18%	3.58%
Net interest margin	4.46%	3.90%	4.40%	3.85%
Efficiency ratio (2)	73.31%	73.00%	74.03%	73.86%
Non-interest expense to average total assets	3.38%	3.05%	3.40%	3.10%

(1) Does not include Federal Home Loan Bank Stock of $3.1 million.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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